UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Pieris Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Pieris Pharmaceuticals, Inc.

255 State Street, 9th Floor

Boston, Massachusetts 02109

May 16, 2017

To Our Stockholders:

You are cordially invited to attend the 2017 annual meeting of stockholders of Pieris Pharmaceuticals, Inc. to be held at 9:00 a.m. EST on Friday, June 30, 2017 at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. at 666 Third Avenue, New York, NY 10017, 32nd floor.

Details regarding the meeting, the business to be conducted at the meeting, and information about Pieris Pharmaceuticals, Inc. that you should consider when you vote your shares are described in this proxy statement.

At the annual meeting, two people will be elected to our Board of Directors. In addition, we will ask stockholders to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017. The Board of Directors recommends the approval of each of the two proposals. Such other business will be transacted as may properly come before the annual meeting.

We hope you will be able to attend the annual meeting. Whether you plan to attend the annual meeting or not, it is important that you cast your vote either in person or by proxy. You may vote over the Internet as well as by telephone or by mail. When you have finished reading the proxy statement, you are urged to vote in accordance with the instructions set forth in this proxy statement. We encourage you to vote by proxy so that your shares will be represented and voted at the meeting, whether or not you can attend.

Thank you for your continued support of Pieris Pharmaceuticals, Inc. We look forward to seeing you at the annual meeting.

Sincerely,

Stephen S. Yoder
President and Chief Executive Officer

Pieris Pharmaceuticals, Inc.

255 State Street, 9th Floor

Boston, Massachusetts 02109

May 16, 2017

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

TIME: 9:00 a.m., EST

DATE: June 30, 2017

PLACE: Offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., at 666 Third Avenue, New York, New York 10017, 32nd floor.

PURPOSES:

1.	To elect two directors to serve a three-year term expiring in 2020;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

3.	To transact such other business that is properly presented at the annual meeting and any adjournments or postponements thereof.

WHO MAY VOTE:

You may vote if you were the record owner of Pieris Pharmaceuticals, Inc. common stock at the close of business on May 8, 2017. A list of stockholders of record will be available at the annual meeting and, during the 10 days prior to the annual meeting, at our principal executive offices located at 255 State Street, 9th Floor, Boston, Massachusetts 02109.

All stockholders are cordially invited to attend the annual meeting. Whether you plan to attend the annual meeting or not, we urge you to vote and submit your proxy by the Internet, telephone or mail to ensure the presence of a quorum. You may change or revoke your proxy at any time before it is voted at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Lance Thibault Acting Chief Financial Officer, Treasurer and Secretary

i

PIERIS PHARMACEUTICALS, INC.

255 State Street, 9th Floor

Boston, Massachusetts 02109

PROXY STATEMENT FOR PIERIS PHARMACEUTICALS, INC.

2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 30, 2017

This proxy statement, along with the accompanying notice of 2017 annual meeting of stockholders, contains information about the 2017 annual meeting of stockholders of Pieris Pharmaceuticals, Inc., including any adjournments or postponements of the annual meeting. We are holding the annual meeting at 9:00 a.m., local time, on Friday, June 30, 2017 at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. located at 666 Third Avenue, New York, New York 10017, 32nd floor.

In this proxy statement, we refer to Pieris Pharmaceuticals, Inc. as “Pieris,” “the Company,” “we” and “us.”

This proxy statement relates to the solicitation of proxies by our Board of Directors for use at the annual meeting.

On or about May 19, 2017, we began sending this proxy statement, the attached Notice of Annual Meeting of Stockholders and the enclosed proxy card to all stockholders entitled to vote at the annual meeting.

Although not part of this proxy statement, we are also sending, along with this proxy statement, our 2016 annual report, which includes our financial statements for the fiscal year ended December 31, 2016.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 30, 2017

This proxy statement and our 2016 annual report to stockholders are available for viewing, printing and downloading at www.proxyvote.com. To view these materials please have your 16-digit control number(s) available that appears on your proxy card. On this website, you can also elect to receive future distributions of our proxy statements and annual reports to stockholders by electronic delivery.

Additionally, you can find a copy of our Annual Report on Form 10-K, which includes our financial statements, for the fiscal year ended December 31, 2016 on the website of the Securities and Exchange Commission, or the SEC, at www.sec.gov, or in the “SEC Filings” section of the “Investors” section of our website at www.pieris.com. You may also obtain a printed copy of our Annual Report on Form 10-K, including our financial statements, free of charge, from us by sending a written request to: Lance Thibault, Pieris Pharmaceuticals, Inc., 255 State Street, 9th Floor, Boston, Massachusetts 02109. Exhibits will be provided upon written request and payment of an appropriate processing fee.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why is the Company Soliciting My Proxy?

The Board of Directors of Pieris Pharmaceuticals, Inc. is soliciting your proxy to vote at the 2017 annual meeting of stockholders to be held at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. located at 666 Third Avenue, New York, New York, 10017, 32nd floor on Friday, June 30, 2017, at 9:00 a.m. local time, and any adjournments of the meeting, which we refer to as the annual meeting. The proxy statement along with the accompanying Notice of Annual Meeting of Stockholders summarizes the purposes of the meeting and the information you need to know to vote at the annual meeting.

We have made available to you on the Internet or have sent you this proxy statement, the Notice of Annual Meeting of Stockholders, the proxy card and a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 because you owned shares of Pieris Pharmaceuticals, Inc. common stock on the record date. The Company intends to commence distribution of the proxy materials to stockholders on or about May 19, 2017.

Who Can Vote?

Only stockholders who owned our common stock at the close of business on May 8, 2017 are entitled to vote at the annual meeting. On this record date, there were 43,058,827 shares of our common stock outstanding and entitled to vote. Our common stock is our only class of voting stock.

You do not need to attend the annual meeting to vote your shares. Shares represented by valid proxies, received in time for the annual meeting and not revoked prior to the annual meeting, will be voted at the annual meeting. For instructions on how to change or revoke your proxy, see “May I Change or Revoke My Proxy?” below.

How Many Votes Do I Have?

Each share of our common stock that you own entitles you to one vote.

How Do I Vote?

Whether you plan to attend the annual meeting or not, we urge you to vote by proxy. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted in accordance with your instructions on the proxy card or as instructed via Internet, mail or telephone. You may specify whether your shares should be voted for or withheld for each nominee for director, and whether your shares should be voted for, against or abstain with respect to the other proposal. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as noted below. Voting by proxy will not affect your right to attend the annual meeting. If your shares are registered directly in your name through our stock transfer agent, Computershare, or you have stock certificates registered in your name, you may vote:

•	By Internet or by telephone. Follow the instructions included in the Notice or, if you received printed materials, in the proxy card to vote by Internet or telephone.

•	By mail. If you received a proxy card by mail, you can vote by mail by completing, signing, dating and returning the proxy card as instructed on the card. If you sign the proxy card but do not specify how you want your shares voted, they will be voted in accordance with the Board’s recommendations as noted below.

•	In person at the meeting. If you attend the meeting, you may deliver a completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern Time on June 29, 2017.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from the holder of record. You must follow the instructions of the holder of record for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the annual meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the annual meeting to vote.

How Does the Board of Directors Recommend That I Vote on the Proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of the nominees for director; and

•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017.

If any other matter is presented at the annual meeting, your proxy provides that your shares will be voted by the proxy holder listed in the proxy in accordance with his best judgment. At the time this proxy statement was first made available, we knew of no matters that needed to be acted on at the annual meeting, other than those discussed in this proxy statement.

May I Change or Revoke My Proxy?

If you give us your proxy, you may change or revoke it at any time before the annual meeting. You may change or revoke your proxy in any one of the following ways:

•	if you received a proxy card, by signing a new proxy card with a date later than your previously delivered proxy and submitting it as instructed above;

•	by re-voting by Internet or by telephone as instructed above;

•	by notifying Pieris Pharmaceuticals, Inc.’s Secretary in writing before the annual meeting that you have revoked your proxy; or

•	by attending the annual meeting in person and voting in person. Attending the annual meeting in person will not in and of itself revoke a previously submitted proxy. You must specifically request at the annual meeting that it be revoked.

Your most current vote, whether by telephone, Internet or proxy card is the one that will be counted.

What if I Receive More Than One Notice or Proxy Card?

You may receive more than one Notice or proxy card if you hold shares of our common stock in more than one account, which may be in registered form or held in street name. Please vote in the manner described above under “How Do I Vote?” for each account to ensure that all your shares are voted.

Will My Shares be Voted if I Do Not Vote?

If your shares are registered in your name or if you have stock certificates, they will not be counted if you do not vote as described above under “How Do I Vote?” If your shares are held in street name and you do not provide voting instructions to the bank, broker or other nominee that holds your shares as described above, the bank, broker or other nominee that holds your shares has the authority to vote your unvoted shares only on the ratification of the appointment of our independent registered public accounting firm (Proposal 3 of this proxy statement) without receiving instructions from you. Therefore, we encourage you to provide voting instructions to your bank, broker or other nominee. This ensures your shares will be voted at the annual meeting and in the manner you desire. A “broker non-vote” will occur if your broker cannot vote your shares on a matter because it has not received instructions from you and does not have discretionary voting authority on that matter or because your broker chooses not to vote on a matter for which it does have discretionary voting authority.

Your bank, broker or other nominee does not have the ability to vote your uninstructed shares in the election of directors. Therefore, if you hold your shares in street name it is critical that you cast your vote if you want your vote to be counted for the election of directors (Proposal 1 of this proxy statement).

What Vote is Required to Approve Each Proposal and How are Votes Counted?

Proposal 1: Elect Directors	The nominees for director who receive the most votes (also known as a “plurality” of the votes cast) will be elected. You may vote either FOR all the nominees, WITHHOLD your vote from all the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of the directors. Brokerage firms do not have authority to vote customers’ unvoted shares held by the firms in street name for the election of the directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

Proposal 2: Ratify Selection of Independent Registered Public Accounting Firm	The affirmative vote of a majority of the shares cast affirmatively or negatively for this proposal is required to ratify the selection of our independent registered public accounting firm. Abstentions will have no effect on the results of this vote. Brokerage firms have authority to vote customers’ unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent registered public accounting firm. However, if our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2017, the Audit Committee of our Board of Directors will reconsider its selection.

Is Voting Confidential?

We will keep all the proxies, ballots and voting tabulations private. We only let our Inspector of Election, a representative of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., examine these documents. Management will not know how you voted on a specific proposal unless it is necessary to meet legal requirements. We will, however, forward to management any written comments you make, on the proxy card or otherwise provide.

Where Can I Find the Voting Results of the Annual Meeting?

The preliminary voting results will be announced at the annual meeting, and we will publish preliminary, or final results if available, in a Current Report on Form 8-K within four business days of the annual meeting. If final results are unavailable at the time we file the Form 8-K, then we will file an amended report on Form 8-K to disclose the final voting results within four business days after the final voting results are known.

What Are the Costs of Soliciting these Proxies?

We will pay all the costs of soliciting these proxies. Our directors and employees may solicit proxies in person or by telephone, fax or email. We will pay these employees and directors no additional compensation for these services. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward these proxy materials to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses.

What Constitutes a Quorum for the Annual Meeting?

The presence, in person or by proxy, of the holders of a majority of the voting power of all the shares of our common stock entitled to vote at the annual meeting, present in person or by proxy, is necessary to constitute a quorum at the annual meeting. Votes of stockholders of record who are present at the annual meeting in person or by proxy, abstentions, and broker non-votes are counted for purposes of determining whether a quorum exists.

Attending the Annual Meeting

The annual meeting will be held at 9:00 a.m. on Friday, June 30, 2017 at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., at 666 Third Avenue, New York, New York, 32nd, Floor. When you arrive at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., signs will direct you to the appropriate meeting rooms. You need not attend the annual meeting to vote.

Householding of Annual Disclosure Documents

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement and annual report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you upon written or oral request to Pieris Pharmaceuticals, Inc., 255 State Street, 9th Floor, Boston, Massachusetts 02109, Telephone: (857) 246-8998. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

Electronic Delivery of Company Stockholder Communications

Most stockholders can elect to view or receive copies of future proxy materials over the Internet instead of receiving paper copies in the mail.

You can choose this option and save the Company the cost of producing and mailing these documents by:

•	following the instructions provided on your proxy card; or

•	following the instructions provided when you vote over the Internet at www.proxyvote.com.

As used in this proxy statement, Pieris Pharmaceuticals GmbH refers to the company formerly known as Pieris AG and organized under the laws of Germany that, through a share exchange transaction completed on December 17, 2014, has become our wholly owned subsidiary. Effective as of August 26, 2015 and with notification from the Amtsgericht München as of September 29, 2015, Pieris AG was transformed to Pieris Pharmaceuticals GmbH as a result of a change in the legal entity.

We have registered trademarks for Pieris® and Anticalin®. All other trademarks, trade names and service marks included in this proxy statement are the property of their respective owners. Use or display by us of other parties’ trademarks, trade dress or products is not intended to and does not imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owner.

Currency Presentation and Currency Translation

Unless otherwise indicated, all references to “dollars,” “$,” “U.S. $” or “U.S. dollars” are to the lawful currency of the United States. All references in this proxy statement to “euro” or “€” are to the currency introduced at the start of the third stage of the European Economic and Monetary Union pursuant to the Treaty establishing the European Community, as amended. We prepare our financial statements in U.S. dollars.

The functional currency for our operations is the euro. With respect to our financial statements, the translation from the euro to U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The resulting translation adjustments are recorded as a component of other comprehensive income.

Where in this proxy statement we refer to amounts in euros, we have for your convenience also in certain cases provided a conversion of those amounts to U.S. dollars in parentheses. Where the numbers refer to a specific balance sheet account date or financial statement account period, we have used the exchange rate that was used to perform the conversions with regard to the applicable financial statement. In all other instances, unless otherwise indicated, the conversions have been made using the noon buying rate of €1.00 to U.S. $1.0906 in the City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York as of December 31, 2016.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 8, 2017 for (a) the executive officers named in the Summary Compensation Table on page 17 of this proxy statement, (b) each of our directors and director nominees, (c) all our current directors and executive officers as a group and (d) each stockholder known by us to own beneficially more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of May 8, 2017 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 43,058,827 shares of common stock outstanding on May 8, 2017. Except as otherwise noted in the footnotes below, the address for each person listed in the table below, solely for purposes of filings with the SEC, is c/o Pieris Pharmaceuticals, Inc., 255 State Street, 9th Floor, Boston, Massachusetts 02109.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5%+ Stockholders:
OrbiMed Private Investments III, LP (1)	7,259,620	16.86%
Biotechnology Value Fund, L.P.(2)	4,573,142	9.99%
Tekla Capital Management LLC (3)	4,145,958	9.63%
Lombard Odier Asset Management (USA) Corp. (4)	2,422,930	5.63%
Directors and Named Executive Officers:
Stephen S. Yoder (5)	879,750	2.00%
Michael Richman (6)	145,355	*
Chau Khuong (7)	124,571	*
Steven Prelack (8)	55,000	*
Jean-Pierre Bizzari (9)	60,000	*
Julian Adams (10)	40,000	*
Christopher Kiritsy (11)	40,000	*
Louis Matis (12)	228,750	*
Darlene Deptula-Hicks (13)	232,470	*
All Current Directors and Executive Officers as a Group (10 persons) (13)	1,805,896	4.05%

*	Less than 1%.
(1)

This information is based solely on a Schedule 13D filed with the Securities and Exchange Commission on or about July 8, 2016. Includes 7,194,222 shares held of record by OrbiMed Private Investments III, LP, or OPI III, and 65,398 shares held of record by OrbiMed Associates III, LP, or Associates III. The address for OPI III and Associates III is 601 Lexington Avenue, 54th Floor, New York, New York. Shares of Pieris are directly owned by OPI III and Associates III. OrbiMed Advisors LLC, or Advisors, is the general partner of Associates III and the sole managing member of GP III and Samuel D. Isaly is the managing member of, and owner of a controlling interest in, Advisors. Accordingly, Advisors and Mr. Isaly share the power to direct the vote and disposition of the shares held by OPI III; Advisors, Mr. Isaly and GP III share the power to direct the vote and disposition of the shares held by Associates III. Advisors, pursuant to its authority as the sole managing member of GP III, which is the sole general partners of OPI III, and as the sole general partner of Associates III, may be deemed to indirectly beneficially own the shares of Common Stock held by OPI III and Associates III. GP III, pursuant to its authority as the general partner of OPI III, may be deemed to directly beneficially own the shares held by OPI III. Islay, pursuant to his authority as the managing member of Advisors and owner of a controlling interest in Advisors, pursuant to its limited liability company agreement, may be deemed to also indirectly beneficially own the shares attributable to Advisors.
(2)	This information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on or about February 14, 2017 and includes (i) 1,854,768 shares of common stock and (ii) 2,718,374 shares of common stock issuable upon the conversion of Series A Preferred Stock. The address of the principal business and office of BVF Inc. and certain of its affiliates is 1 Sansome Street, 30th Floor, San Francisco, California, 94194. BVF Inc. and its related entities beneficially hold (i) 1,854,768 shares of Common Stock, (ii) 4,963 shares a Series A Convertible Preferred Stock, which is convertible into 4,963,000 shares of common stock, and (iii) warrants exercisable for 2,977,800 shares of common stock. The Series A Preferred Stock may not be converted and the warrants may not be exercised if, after such conversion or exercise, BVF Inc. and its affiliates would beneficially own more than 9.99% of the number of shares of common stock then issued and outstanding. As a result of the limitation in the previous sentence, (i) 2,244,626 shares of common stock issuable upon the conversion of Series A Preferred Stock and (ii) 2,977,800 shares of common stock issuable upon the exercise of warrants are excluded from the table above. BVF Partners L.P., or Partners, is the general partner of Biotechnology Value Fund, L.P., or BVF, and Biotechnology Value Fund II, L.P., or BVF II; Partners is the investment manager of Biotechnology Value Trading Fund OS LP, or Trading Fund OS, and is the sole member of BVF Partners OS Ltd, or Partners OS. BVF Inc. is the general partner of Partners, and Mark N. Lampert is a director and officer of BVF Inc. Partners OS disclaims beneficial ownership of the shares of common stock beneficially owned by Trading Fund OS. Each of Partners, BVF Inc. and Mr. Lampert disclaims beneficial ownership of the shares of common stock beneficially owned by BVF, BVF2, Trading Fund OS, and certain Partners management accounts.
(3)	This information is based solely on a Schedule 13G filed with the Securities and Exchange Commission on or about February 13, 2017. The address for Tekla Capital Management LLC is 100 Federal St., 19th Floor, Boston, MA 02110. Tekla Capital Management LLC (“TCM”) is the beneficial owner of 4,145,958 shares of the Common Stock of Pieris as a result of acting as investment adviser to Tekla Healthcare Investors (“HQH”), Tekla Life Sciences Investors (“HQL”) and Tekla Healthcare Opportunities Fund (“THQ”). Each of TCM and Daniel R. Olmstead, through his control of TCM, has sole power to dispose of the 4,145,958 shares beneficially owned by HQH, HQL and THQ. Neither TCM nor Daniel R. Olstead has the sole power to vote or direct the vote of the shares beneficially owned by HQH, HQL and THQ which power resides in each fund’s Board of Trustees. TCM carries out the voting of the shares under written guidelines established by each fund’s Board of Trustees.
(4)	This information is based solely on a Schedule 13G/A filed with the Securities and Exchange Commission on or about February 14, 2017. The address for Lombard Odier Asset Management (USA) Corp is 452 Fifth Avenue, 25th Floor, New York, New York, 10018. Lombard Odier Asset Management (USA) Corp serves as investment advisor for the shares held by 1798 Fundamental Strategies Master Fund and shares the power to dispose or direct the vote and the disposition of the shares held by 1798 Fundamental Strategies Master Fund.
(5)	Includes 6,000 shares of our common stock and 1,310,500 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of May 8, 2017.
(6)	Includes 145,355 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of May 8, 2017.
(7)	Includes 124,571 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of May 8, 2017.
(8)	Includes 55,000 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of May 8, 2017.
(9)	Includes 60,000 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of May 8, 2017.
(10)	Includes 40,000 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of May 8, 2017.

(11)	Includes 5,000 shares of common stock and 35,000 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of May 8, 2017.
(12)	Includes 10,000 shares of our common stock and 228,750 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of May 8, 2017.
(13)	Includes 232,470 shares issuable upon the exercise of options to purchase common stock, which are exercisable within 60 days of May 8, 2017.
(14)	See notes 5 through 13 above; also includes Claude Knopf and Lance Thibault, who are executive officers but not named executive officers.

MANAGEMENT AND CORPORATE GOVERNANCE

The Board of Directors

Our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws provide that our business is to be managed by or under the direction of our Board of Directors. Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term. Our Board of Directors currently consists of five members, classified into three classes as follows: (1) Stephen S. Yoder and Michael Richman constitute a class with a term ending at the 2017 annual meeting; (2) Dr. Jean-Pierre Bizzari, Julian Adams and Christopher Kiritsy constitute a class with a term ending at the 2018 annual meeting; and (3) Chau Khuong and Steven Prelack constitute a class with a term ending at the 2019 annual meeting.

Set forth below are the names of the persons nominated as directors and directors whose terms do not expire this year, their ages, their offices in the Company, if any, their principal occupations or employment for at least the past five years, the length of their tenure as directors and the names of other public companies in which such persons hold or have held directorships during the past five years. Additionally, information about the specific experience, qualifications, attributes or skills that led to our Board of Directors’ conclusion at the time of filing of this proxy statement that each person listed below should serve as a director is set forth below:

Name	Age	Position with the Company
Stephen S. Yoder	41	Chief Executive Officer, President and Director
Chau Khuong (1)(2)	41	Chairman of the Board of Directors
Michael Richman (1)(3)	56	Director
Steven Prelack (2)	59	Director
Jean-Pierre Bizzari, M.D. (3)	62	Director
Julian Adams, Ph.D. (3)	61	Director
Christopher Kiritsy (1)(2)	51	Director

(1)	Member of the compensation committee
(2)	Member of the audit committee
(3)	Member of the nominating and corporate governance committee

Our Board of Directors has reviewed the materiality of any relationship that each of our directors has with Pieris, either directly or indirectly. Based upon this review, our Board has determined that the following members of the Board are “independent directors” as defined by The NASDAQ Stock Market: Chau Khuong, Michael Richman, Steven Prelack, Jean-Pierre Bizzari, Julian Adams and Christopher Kiritsy.

Stephen S. Yoder. Stephen S. Yoder joined Pieris Pharmaceuticals GmbH as Chief Executive Officer in January 2010. Upon the effectiveness of the Acquisition, he joined the Board of Directors of Pieris and was appointed as Chief Executive Officer and President. Prior to joining Pieris Pharmaceuticals GmbH, from July 2003 to December 2010 he led the intellectual property and legal departments at MorphoSys AG, a biotechnology company involved in the development and research of antibodies, as General Counsel. Prior to MorphoSys AG, from September 1999 to June 2003 he worked in several Washington, D.C. law firms, specializing in a life sciences intellectual property practice. Mr. Yoder holds degrees in molecular biology and Spanish from Grove City College and a Juris Doctorate, with honors, from The George Washington University Law School. As an attorney, he is licensed to practice before the United States Patent and Trademark Office, and in the jurisdictions of Maryland and Washington, D.C. We believe that Mr. Yoder adds value to our Board of Directors based on his intimate knowledge of our business plans and strategies of our business and his years of experience in the biotechnology and life sciences industry.

Chau Khuong. Mr. Khuong joined the Board of Directors of Pieris effective upon the closing of the Acquisition and has served on the supervisory board of Pieris GmbH since May 2014. Mr. Khuong has worked at OrbiMed Advisors LLC since 2003 and is a Private Equity Partner. Mr. Khuong gained experience in start-up operations and business development at Veritas Medicine, Inc. and in basic science research at the Yale School of Medicine and at Massachusetts General Hospital. He currently serves as a director of several public and private companies, including Aerpio Therapeutics, Inspire Medical Systems, Nabriva Therapeutics AG (NASDAQ: NBVR), NextCure, Inc., ReViral Ltd., Synlogic, and Graybug, Inc. Mr. Khuong holds a B.S. in molecular, cellular and developmental biology with concentration in biotechnology and an MPH with concentration in infectious diseases, both from Yale University. We believe that Mr. Khuong adds value to our Board of Directors due to his experience as an investor, particularly with respect to healthcare companies, and his broad life sciences industry knowledge. He also has extensive experience overseeing the operations and research and development of biotechnology companies.

Michael Richman. Mr. Richman joined the Board of Directors of Pieris effective upon the closing of the Acquisition and has served on the supervisory board of Pieris Pharmaceuticals GmbH since October 2014. He is currently the President and Chief Executive Officer of NextCure, Inc. From 2008 through 2015 Mr. Richman was President and CEO of Amplimmune, Inc., a privately held biologics company focused on cancer and autoimmune diseases which was acquired by Astra Zeneca in 2013. From May 2007 through June 2008, he served as President and Chief Operating Officer of Amplimmune, Inc. Prior to such time, Mr. Richman has gained years of experience working in research, intellectual property and business development capacities in companies such as Chiron Corporation (now Novartis), MedImmune, Inc. (now Astra Zeneca) and MacroGenics. He is a member of the board of directors of Opexa Therapeutics, Inc., a public company, Madison Vaccines, Inc., a private company, and was previously director of Cougar Biotechnology until its acquisition by Johnson & Johnson. Mr. Richman obtained his B.S. in genetics/molecular biology at the University of California at Davis and his M.S.B.A. in international business at San Francisco State University. We believe that Mr. Richman adds value to our Board of Directors due to his extensive experience in mergers and acquisitions, business development and strategic planning for life science companies, as well as executive leadership and management experience.

Steven Prelack. Mr. Prelack joined the Board of Directors of Pieris effective upon the closing of the Acquisition. Mr. Prelack is the Senior Vice President and Chief Operating Officer of VetCor, which owns and operates veterinary hospitals across the United States, and has served in this position since June 2012. Prior to that time and since May 2010, Mr. Prelack served at VetCor as Senior Vice President of Operations and as Chief Financial Officer. From 2001 until May 2010, he was the Senior Vice President, Chief Financial Officer and Treasurer of VelQuest Corporation, a provider of automated compliance software solutions for the pharmaceutical industry. He is currently a director and audit committee chair of Galectin Therapeutics, Inc., a publicly traded clinical-stage biotechnology company engaged in drug research and development to create new therapies for fibrotic disease and cancer. Mr. Prelack also previously served as director and audit committee chair for BioVex Group, Inc., a clinical-stage biotechnology company focused on the development and future commercialization of targeted treatments for cancer and the prevention of infectious disease, which was sold to Amgen in 2011, and as a director of VelQuest Corporation, OPCAT, Inc. and Foodsafe Solutions, Inc. Mr. Prelack is a Certified Public Accountant, received a B.B.A. degree from the University of Massachusetts at Amherst in 1979 and is a member of the National Association of Corporate Directors. We believe that Mr. Prelack adds value to our Board of Directors due to his extensive executive leadership experience, director experience within the biotechnology sector and his many years serving in senior financial and operational management roles.

Jean-Pierre Bizzari, M.D. Dr. Bizzari joined the Board of Directors of Pieris on May 12, 2015. Dr. Bizzari served as Executive Vice-President, Group Head, Clinical Oncology Development at Celgene Corporation, a role he held from October 2008 until his retirement in December 2015. In this position, Dr. Bizzari was responsible for Celgene’s clinical development and operations-statistics teams across the U.S., Europe and Asia/Japan, and has overseen the development and approval of a number of leading oncology products including REVLIMID®

(lenalidomide), VIDAZA® (azacitidine), ISTODAX® (romidepsin) and ABRAXANE® (nab-paclitaxel). In addition, he was Chairman of Celgene’s hematology oncology development committee and a member of the company’s management committee. Prior to his role at Celgene and from 2004 to 2008, Dr. Bizzari was the Vice President, Clinical Oncology Development for Sanofi-Aventis where he oversaw the approval of Eloxatin® (oxaliplatin), Taxotere® (docetaxel) and Elitek® (rasburicase). From 2002 to 2004, he was Vice President, Clinical Development Oncology for Sanofi-Synthelabo and from 1993 to 2002 served in the same role for Rhône-Poulenc Rorer (Aventis). Dr. Bizzari is a member of the Scientific Advisory Board of France’s National Cancer Institute and a board member of the EORTC. He is also currently a member of the board of directors of Halozyme Therapeutics, Inc., Celator Pharmaceuticals, Inc., Transgene SA, Items and Onxeo. Dr. Bizzari received his medical degree from the University of Nice (France) and is an oncologist, having trained at La Pitié-Salpêtrière hospital in Paris, followed by training at the Ontario Cancer Institute and McGill Cancer Center. We believe that Dr. Bizzari adds value to our Board of Directors based on his considerable experience in the pharmaceutical industry and his insight on clinical, regulatory and commercial aspects of drug development, particularly in oncology and global drug approval strategy.

Julian Adams, Ph.D. Julian Adams, Ph.D., joined the Board of Directors of Pieris in July 2016. Dr. Adams has served as Chief Science Officer and President of Clal Biotechnology Industries since January 2017. Previously, he was the President of Research & Development of Infinity from October 2007 until January 2017 and also served as its Chief Scientific Officer from September 2006 until May 2010. Prior to joining Infinity in 2003, Dr. Adams served as Senior Vice President, Drug Discovery and Development at Millennium Pharmaceuticals, Inc. from 1999 to 2001, where he led the development of bortezomib, also known as Velcade. Dr. Adams served as Senior Vice President, Research and Development at LeukoSite Inc., a private biopharmaceutical company, from July 1999 until its acquisition by Millennium Pharmaceuticals, Inc. in December 1999. Dr. Adams also served as a director and Executive Vice President of Research and Development at ProScript, Inc., a private biopharmaceutical company, from 1994 until its acquisition by LeukoSite Inc. in 1999. Prior to joining ProScript, Inc., Dr. Adams held a variety of positions with Boehringer Ingelheim, a private pharmaceutical company, and Merck & Co., Inc., a publicly traded pharmaceutical company. Dr. Adams served as a director of Aileron Therapeutics, Inc., a privately held biopharmaceutical company, from 2011 and to 2013, a director of Warp Drive Bio, LLC, a privately held life sciences company, since 2013, and a director of the Princess Margaret Cancer Foundation since November 2014. Dr. Adams received a B.S. from McGill University and a Ph.D. from the Massachusetts Institute of Technology in the field of synthetic organic chemistry. We believe that Dr. Adams adds value to our Board of Directors based on his considerable experience in the pharmaceutical industry and his experience as an executive of successful companies, both public and private, in the life sciences industry.

Christopher Kiritsy. Christopher Kiritsy joined the Board of Directors of Pieris in September 2016. Mr. Kiritsy is a co-founder of Arisaph Pharmaceuticals, Inc. (“Arisaph”) and has served as Arisaph’s President and Chief Executive Officer since 2005. Prior to Arisaph, Mr. Kiritsy served as Executive Vice President, Corporate Development and Chief Financial Officer of Kos Pharmaceuticals, Inc., where he played a key operating role in building the company from start-up to highly profitable, publicly traded, commercial company. During his 10-year tenure at Kos, Mr. Kiritsy spearheaded more than 10 major corporate development transactions and raised approximately $500 million in public equity, including Kos’s initial public offering. Kos was acquired by Abbott Laboratories for $3.7 billion in 2016. Mr. Kiritsy is a seasoned entrepreneur, who possesses more than 20 years of business and technical experience, previously holding senior management positions in R&D, business development and finance. We believe that Mr. Kiritsy adds value to our Board of Directors based on his considerable experience in the pharmaceutical industry and his expertise in corporate development.

Committees of the Board of Directors and Meetings

Meeting Attendance. Our Board met 19 times during 2016. During 2016, each director attended at least 75% of the aggregate of the number of board meetings and the number of meetings held by all committees on which he served. The Board has adopted a policy under which each member of the Board makes every effort to but is not required to attend each annual meeting of our stockholders. All of our directors attended our annual meeting of stockholders in 2016.

Audit Committee. Our Audit Committee’s role and responsibilities are set forth in the Audit Committee’s written charter and include the authority to retain and terminate the services of our independent registered public accounting firm. In addition, the Audit Committee reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits. This committee currently has three members, Steven Prelack (Chairman), Chau Khuong and Christopher Kiritsy. All members of the Audit Committee satisfy the current independence standards promulgated by the Securities and Exchange Commission and by The NASDAQ Stock Market, as such standards apply specifically to members of audit committees. The Board has determined that Mr. Prelack is an “audit committee financial expert,” as the Securities and Exchange Commission has defined that term in Item 407 of Regulation S-K. The Audit Committee met 6 times during 2016. Please also see the report of the Audit Committee set forth elsewhere in this proxy statement.

A copy of the Audit Committee’s written charter is publicly available on our website at www.pieris.com.

Compensation Committee. This committee currently has three members, and Christopher Kiritsy (Chairman), Michael Richman, and Chau Khuong. Our Compensation Committee’s role and responsibilities are set forth in the Compensation Committee’s written charter and includes reviewing, approving and making recommendations regarding our compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to our success. Our Compensation Committee has been delegated the authority to administer our 2014 Employee, Director and Consultant Equity Incentive Plan and our 2016 Employee, Director and Consultant Equity Incentive Plan. The Compensation Committee met 1 time during 2016.

The Compensation Committee is responsible for the determination of the compensation of our chief executive officer, and shall conduct its decision making process with respect to that issue without the chief executive officer present, as well as other executive officers. All members of the Compensation Committee qualify as independent under the definition promulgated by The NASDAQ Stock Market.

The Compensation Committee has adopted the following processes and procedures for the consideration and determination of executive and director compensation: In establishing compensation amounts for executives, the Compensation Committee seeks to provide compensation that is competitive in light of current market conditions and industry practices. Accordingly, the Compensation Committee will generally review market data which is comprised of proxy-disclosed data from peer companies and information from nationally recognized published surveys for the biopharmaceutical industry, adjusted for size. The market data helps the committee gain perspective on the compensation levels and practices at the peer companies and to assess the relative competitiveness of the compensation paid to the Company’s executives. The market data thus guides the Compensation Committee in its efforts to set executive compensation levels and program targets at competitive levels for comparable roles in the marketplace. The Compensation Committee then considers other factors, such as the importance of each executive officer’s role to the company, individual expertise, experience, and performance, retention concerns and relevant compensation trends in the marketplace, in making its final compensation determinations.

The Compensation Committee has the authority to directly retain the services of independent consultants and other experts to assist in fulfilling its responsibilities. The Compensation Committee has engaged the services of Pearl Meyer & Partners (“Pearl Meyer”), a national executive compensation consulting firm, to review and provide recommendations concerning all of the components of the Company’s executive compensation program. Pearl Meyer performs services solely on behalf of the Compensation Committee and has no relationship with the Company or management except as it may relate to performing such services. Pearl Meyer assists the Committee in defining the appropriate market of the Company’s peer companies for executive compensation and practices and in benchmarking our executive compensation program against the peer group. Pearl Meyer also assists the Committee in benchmarking our director compensation program and practices against those of our peers. The Compensation Committee has assessed the independence of Pearl Meyer pursuant to SEC rules and the corporate governance rules of The NASDAQ Stock Market and concluded that no conflict of interest exists that would prevent Pearl Meyer from independently representing the Compensation Committee.

The Compensation Committee reviews the performance of each named executive officer in light of the above factors and determines whether the named executive officer should receive any increase in base salary, annual bonus award or receive a discretionary equity award based on such evaluation.

A copy of the Compensation Committee’s written charter is publicly available on our website at www.pieris.com.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee currently has three members, Dr. Jean-Pierre Bizzari (Chairman), Julian Adams and Michael Richman. The Nominating and Corporate Governance Committee’s role and responsibilities are set forth in the Nominating and Corporate Governance Committee’s written charter and include evaluating and making recommendations to the full Board as to the size and composition of the Board and its committees, evaluating and making recommendations as to potential candidates, and evaluating current Board members’ performance. All members of the Nominating and Corporate Governance Committee qualify as independent under the definition promulgated by The NASDAQ Stock Market. The Nominating and Corporate Governance Committee did not meet during 2016 but acted several times by written consent.

If a stockholder wishes to nominate a candidate for director who is not to be included in our proxy statement, it must follow the procedures described in our Amended and Restated Bylaws and in “Stockholder Proposals and Nominations for Director” at the end of this proxy statement.

In addition, under our current corporate governance policies, the Nominating and Corporate Governance Committee may consider candidates recommended by stockholders as well as from other sources such as other directors or officers, third party search firms or other appropriate sources. For all potential candidates, the Nominating and Corporate Governance Committee may consider all factors it deems relevant, such as a candidate’s personal integrity and sound judgment, business and professional skills and experience, independence, knowledge of the industry in which we operate, possible conflicts of interest, the extent to which the candidate would fill a present need on the Board, and concern for the long-term interests of the stockholders. In general, persons recommended by stockholders will be considered on the same basis as candidates from other sources. If a stockholder wishes to propose a candidate for consideration as a nominee by the Nominating and Corporate Governance Committee under our corporate governance policies, it should submit such recommendation in writing to: Pieris Pharmaceuticals, Inc., c/o Secretary, 255 State Street, 9th Floor, Boston, Massachusetts 02109.

The Nominating and Corporate Governance Committee has not adopted a formal diversity policy regarding its consideration of director nominations or the selection of nominees. However, the Nominating and Corporate Governance Committee will consider issues of diversity among the members of the board of directors in identifying and considering nominees for director, and will strive where appropriate to achieve a diverse balance of backgrounds, perspectives, experience, age, gender, ethnicity and professional experience on the board of directors and its committees.

A copy of the Nominating and Corporate Governance Committee’s written charter is publicly available on the Company’s website at www.pieris.com.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors consists of seven members.

In accordance with the Amended and Restated Certificate of Incorporation, our Board is divided into three classes with staggered three-year terms. At each annual general meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. The authorized number of directors may be changed by resolution of the Board of Directors. Vacancies on the Board of Directors can be filled by resolution or a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director of the Board of Directors. Our principles of corporate governance give the Board of Directors the authority to choose whether the roles of Non-Executive Chairman of the Board of Directors and Chief Executive Officer are held by one person or two people. Our principles also give the Board of Directors the authority to change this policy if it deems it best for the Company at any time. Currently, two separate individuals serve in the positions of Chief Executive Officer and Non-Executive Chairman of the Board of Directors of the Company. We believe that our current leadership structure is optimal for the Company at this time.

Our Board of Directors has six independent members and one non-independent member, our President and Chief Executive Officer. We believe that the number of independent, experienced directors that make up our Board of Directors, along with the independent oversight of the Board of Directors by the Non-Executive Chairman, benefits our company and our stockholders. All our independent directors have demonstrated leadership in other organizations and are familiar with board of director processes.

Messrs. Yoder and Richman are the Class III directors and their terms will expire at the 2017 annual meeting of stockholders of the Company. Dr. Bizzari and Messrs. Adams and Kiritsy are the Class I directors and their terms will expire at the 2018 annual meeting of stockholders of the Company. Messrs. Khuong and Prelack are the Class II directors and their terms will expire at the 2019 annual meeting of stockholders of the Company. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control.

Our management is principally responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing our risk exposures on a day-to-day basis. The Board of Directors’ principal responsibility in this area is to ensure that sufficient resources, with appropriate technical and managerial skills, are provided throughout the Company to identify, assess and facilitate processes and practices to address material risk and to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks. The involvement of the Board of Directors in reviewing our business strategy is an integral aspect of the Board of Directors’ assessment of management’s tolerance for risk and its determination of what constitutes an appropriate level of risk for the Company.

While the full Board of Directors has overall responsibility for risk oversight, the Board of Directors may elect to delegate oversight responsibility related to certain risks committees, which in turn would then report on the matters discussed at the committee level to the full Board of Directors. For instance, an audit committee could focus on the material risks facing the Company, including operational, market, credit, liquidity and legal risks and a compensation committee could be charged with reviewing and discussing with management whether our compensation arrangements are consistent with effective controls and sound risk management.

Stockholder Communications to the Board

Generally, stockholders who have questions or concerns should contact our Investor Relations department at (857) 246-8998. However, any stockholders who wish to address questions regarding our business directly with the Board of Directors, or any individual director, should direct his or her questions in writing to Pieris Pharmaceuticals Inc., 255 State Street, 9th Floor, Boston, Massachusetts 02109, Attn: Corporate Secretary or via

e-mail at auditcommittee@pieris.com. Communications will be distributed to the Board, or to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communications. Items that are unrelated to the duties and responsibilities of the Board may be excluded, such as:

•	junk mail and mass mailings

•	resumes and other forms of job inquiries

•	surveys

•	solicitations or advertisements.

In addition, any material that is unduly hostile, threatening, or illegal in nature may be excluded, provided that any communication that is filtered out will be made available to any outside director upon request.

Executive Officers

The following table sets forth certain information regarding our executive officers, who are also not a member of our Board of Directors. Information regarding our other executive officer, our Chief Executive Officer, Stephen S. Yoder, can be found under the caption “The Board of Directors” above.

Name	Age	Position with the Company
Stephen S. Yoder	41	Chief Executive Officer, President and Director
Lance Thibault	51	Acting Chief Financial Officer
Louis Matis	66	Senior Vice President and Chief Development Officer
Claude Knopf	50	Senior Vice President and Chief Business Officer

Lance Thibault. Lance Thibault was appointed Acting Chief Financial Officer on February 1, 2017 and provides his services pursuant to a consulting agreement with the financial advisory firm of Danforth Advisors, LLC where he has served as a consulting chief financial officer since January 2014, providing operational, financial and strategic services at a number of private pharmaceutical and biotechnology companies. Mr. Thibault’s previous experience includes serving as interim chief financial officer of Proteostasis Therapeutics, Inc. (NASDAQ: PTI), as interim finance director for Paratek Pharmaceuticals, Inc. (NASDAQ: PRTK), and has provided specialized assistance to several companies, including, Dimension Therapeutics (NASDAQ: DMTX) and Basilea Pharmaceutica Ltd (SIX Swiss Exchange: BSLN). Prior to 2010, Mr. Thibault was Chief Financial Officer and Treasurer of deCODE genetics, Inc. (NASDAQ: DCGN), and a director at PricewaterhouseCoopers LLP. Mr. Thibault is a C.P.A. and received his B.S. in Accountancy from Bentley College.

Louis A. Matis, M.D. Louis A. Matis was appointed Senior Vice President and Chief Development Officer in August 17, 2015. Prior to joining Pieris, Dr. Matis served since June 2011 as Executive Director, Strategic Evaluation at Alexion Pharmaceuticals, where he also served from 1993 to 2000, during which time he advanced to the position of Chief Scientific Officer and had a leading role in discovering the first-in-class complement inhibitor monoclonal antibody Soliris® (eculizumab). Before re-joining Alexion in 2011, Dr. Matis served as Chief Executive Officer of CGI Pharmaceuticals, Inc. from 2000 to 2006, and of the Immune Tolerance Institute from 2007 to 2010. From 1977 until joining Alexion in 1993, Dr. Matis held senior research and clinical positions at the National Cancer Institute (the NCI), National Institutes of Health and the FDA Center for Biologics Evaluation and Research. Dr. Matis received a B.A. from Amherst College, an M.D. from the University of Pennsylvania, Perelman School of Medicine, and his clinical training in Internal Medicine at the University of Chicago Hospitals and Clinics, and in Medical Oncology at the NCI. Dr. Matis is the author of over 120 publications in major scientific and medical journals and is a co-inventor on multiple patents.

Claude Knopf. Mr. Claude Knopf joined Pieris as Chief Business Officer in December 2016 bringing to Pieris a demonstrable track record of success in strategy, corporate development, licensing, alliance management, marketing and sales spanning more than two decades. Prior to joining Pieris, Mr. Knopf was Senior Vice President, Global Head Business Development & Licensing and Mergers & Acquisitions for Baxalta (spin off of formerly Baxter Bioscience) and 2 years at Baxter where he was a Sr. VP and Global Head Business Development and Licensing BioScience. Prior to Baxter he spent over 12 years in Business Development and Alliance Management at Novartis in positions of increasing responsibility. Mr. Knopf began his career in Pharmaceuticals at Merck Sharp & Dohme where he held positions in finance, sales and marketing. Mr. Knopf earned a DEUG in Economics from Université Louis Pasteur, Strasbourg, a BA in Economics from Manchester College and a Master of International Business Studies from the University of South Carolina’s Moore School of Business.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

The following table summarizes the compensation earned in each of our fiscal years ended December 31, 2016 and December 31, 2015 by our named executive officers, which consisted of our principal executive officer and our two next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 2016 and were serving as executive officers as of such date. We refer to the executive officers listed below as the Named Executive Officers.

Summary Compensation Table

Name and Principal Position	Year		Salary	Bonus ($)	Option Awards ($)	All other compensation ($)		Total
Stephen S. Yoder	2016		$415,000	$180,000	$484,740	$10,600	(5)	$1,090,340
Chief Executive Officer, President	2015	(1)	$375,000	$150,000	$—	$7,370	(3)	$532,370

Darlene Deptula-Hicks (4)	2016		$300,000	$120,000	$—	$10,600	(5)	$430,600
Chief Financial Officer	2015		$100,000	$40,000	$812,623	$3,013	(5)	$955,636

Louis A. Matis (4)	2016		$350,000	$140,000	—	$—		$490,000
Chief Development Officer	2015		$131,250	$140,000	$1,066,220	$—		$1,337,470

(1)	Mr. Yoder’s 2015 salary was paid in euros from January 1, 2015 through June 30, 2015 as he was a resident of Germany at the time. Pieris converted each euro denominated amount into U.S. dollars by multiplying the euro amount by the noon buying rate of €1.00 to U.S. $1.0906 in The City of New York for cable transfers of euro as certified for customs purposes by the Federal Reserve Bank of New York as of December 31, 2015. From the period of July 1, 2015 through December 31, 2015, Mr. Yoder’s salary was paid in U.S. dollars.
(2)	These amounts represent the aggregate grant date fair value for the option awards granted during the fiscal years presented, determined in accordance with FASB ASC Topic 718. All awards are recognized in expense over the service period.
(3)	Represents compensation paid for a monthly car allowance.
(4)	Ms. Deptula-Hicks resigned from the Company effective February 7, 2017.
(5)	Represents compensation paid for a 401(k) employer contribution.

Narrative Disclosure to Summary Compensation Table

Stephen S. Yoder, Chief Executive Officer

Stephen S. Yoder serves as our President and Chief Executive Officer pursuant to an employment agreement dated December 17, 2014, or the Yoder Employment Agreement. The Yoder Employment Agreement provides for a continuous term and may be terminated by either party at any time, provided that if Mr. Yoder resigns he shall provide us with at least 90 days’ prior written notice. Pursuant to this agreement, Mr. Yoder’s annual base salary was increased to $375,000, effective as of the closing of the Acquisition. In addition, Mr. Yoder is eligible to receive an annual discretionary bonus of up to 40% of Mr. Yoder’s then-effective annual base salary, based upon achievement of individual and corporate performance objectives as determined by the Board of Directors or a committee thereof.

On the effective date of the Acquisition, Mr. Yoder was granted a stock option to purchase 1,280,000 shares of our common stock with the exercise price being the fair market value at the time of grant. The option is subject to and governed by the terms of the Pieris Plan and a stock option agreement, which stock option agreement provides for a ten-year term, and that (i) 25% of the option vested immediately upon grant and (ii) 75% of the option shall vest ratably over three years in equal installments on a quarterly basis beginning on the last day of the next calendar quarter after the date of grant, subject to Mr. Yoder’s continued employment.

Pursuant to the Yoder Employment Agreement, Mr. Yoder is prohibited during the term of the agreement, subject to certain exceptions, from (i) accepting any other employment or consultancy, (ii) serving on the board of directors or similar body of any other entity, unless approved by the Chairman of the Board of Directors, and (iii) acquiring, assuming or participating in, directly or indirectly, any financial position, investment or interest known by Mr. Yoder to be adverse or antagonistic to Pieris, its business or prospects, financial or otherwise, or in any competing business.

The agreement contains (i) customary confidentiality obligations which are not limited by the term of the agreement, (ii) certain non-compete provisions extending during the term of the agreement and one year thereafter and (iii) certain non-solicitation provisions during the term of the agreement and for one year thereafter. Mr. Yoder also agreed to assign certain intellectual property rights to Pieris.

All compensation and benefits to be paid to Mr. Yoder pursuant to the Yoder Employment Agreement other than the equity awards shall be paid to Mr. Yoder through the terms and conditions of the Yoder AG Agreement with Pieris GmbH, as amended and restated, for so long as Mr. Yoder remains employed at Pieris. Upon termination of the Yoder AG Agreement provided that the Yoder Employment Agreement is still in effect, all compensation shall be paid by Pieris.

Termination for Any Reason

Upon termination of Mr. Yoder for any reason, Mr. Yoder will receive all earned but unpaid salary, any accrued vacation time, any vested benefits he may have under any employee benefit plan and any unpaid expense reimbursement accrued through the date of termination, or the Accrued Obligations.

Termination by us Without Cause or by Executive for Good Reason

If Mr. Yoder’s employment is terminated (i) by us without cause or (ii) by him for good reason, then we must pay Mr. Yoder (i) the Accrued Obligations earned through the date of termination, (ii) a lump-sum payment comprised of (a) an amount equal to 12 months of his base salary at the time of his termination, and (b) a pro rata portion of the bonus for the year in which the termination occurs, based on year-to-date performance as determined by the Board of Directors, or a committee thereof, in its sole discretion, and (iii) an amount equal to his health insurance premium, paid directly or as a reimbursement to Mr. Yoder, for up to a maximum of 12 months. Payments under items (i)–(iii) above are sometimes referred to in this section as Severance. All unvested equity awards held by Mr. Yoder will immediately vest in full and become exercisable following termination and any forfeiture restrictions will immediately lapse. The Severance and acceleration of any unvested options is expressly conditioned on Mr. Yoder executing and delivering to Pieris a release of claims.

Darlene Deptula-Hicks, Former Chief Financial Officer

Ms. Deptula-Hicks resigned from the Company in February 2017. In August 2015, we entered into an employment agreement with Ms. Deptula-Hicks, pursuant to which we agreed to employ Ms. Deptula-Hicks on an at-will basis. Ms. Deptula-Hicks’s 2016 base salary was $300,000 pursuant to the terms of our employment agreement with her. Pursuant to the terms of his employment agreement, she was eligible for an annual bonus of up to 40% of her base salary, as determined by our Board in its sole discretion on the achievement of performance goals determined by our Chief Executive Officer in consultation with the Board. Ms. Deptula-Hicks is bound by the terms of agreements covering non-solicitation, non-competition, confidential information and inventions assignment, which, among other things, prevent her from competing with us for a specified time after cessation of employment.

In connection with Ms. Deptula-Hicks’s resignation, we entered into a separation agreement with Ms. Deptula-Hicks in February 2017. Pursuant to the terms and conditions of the separation agreement, Ms. Deptula-Hicks is entitled to receive twelve months of her gross bi-weekly salary, to be paid pursuant to our normal payroll practices, continuation of health benefits for twelve months and payment of her 2016 annual discretionary bonus in the amount of $120,000.

In addition, the separation agreement provides that the vesting of twenty-five percent (25%) of the unvested portion of Ms. Deptula-Hicks’s stock option award was accelerated and the exercise period of her stock option award was extended until February 7, 2018. The stock option award issued to Ms. Deptula-Hicks by the Company shall be exercised, to the extent vested as of her separation date (including the acceleration described above), by way of a “net exercise” method whereby the Company shall withhold from the delivery of the shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), such number of shares of common stock having a fair market value on the exercise date equal to the aggregate exercise price for the shares of common stock for which each of the stock options is exercised. Ms. Deptula-Hicks has agreed not to offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of more than 50,000 shares of common stock issued pursuant to such option exercise per each rolling thirty-day period.

Louis, Matis, Chief Development Officer

Dr. Louis Matis serves as our Senior Vice President and Chief Development Officer pursuant to an employment agreement dated July 20, 2015, or the Matis Employment Agreement. The Matis Employment Agreement provides for a continuous term and may be terminated by either party at any time, provided that if Dr. Matis resigns, he shall provide us with at least 90 days’ written notice. Pursuant to this agreement, Dr. Matis receives a base salary of $350,000 and is eligible to receive an annual discretionary bonus award of up to 40% of his then-current base salary, based upon the achievement of specific individual and/or Company-wide performance goals as determined by the Board or a committee of the Board in its sole discretion.

Dr. Matis is entitled to participate in any employee benefit programs, plans and practices on the same terms as other salaried employees on a basis consistent with the participation of other senior executive officers. In connection with his employment, Dr. Matis was granted an inducement stock option to purchase 500,000 shares of our common stock with the exercise price being the fair market value at the time of grant. The option is subject to and governed by a stock option agreement, which provides for a ten-year term, and that (i) 25% of the option vests on the one-year anniversary of Dr. Matis’ start date and (ii) 75% of the option shall vest ratably in equal installments each quarter thereafter, subject to Dr. Matis’ continued employment.

Under the Matis Employment Agreement, Dr. Matis is prohibited during the term of the agreement, subject to certain exceptions, from (i) accepting any other employment or consultancy, (ii) serving on the board of directors or similar body of any other entity, unless approved by the Chief Executive Officer, and (iii) acquiring, assuming or participating in, directly or indirectly, any financial position, investment or interest known by Dr. Matis to be adverse or antagonistic to Pieris, its business or prospects, financial or otherwise, or in any competing business.

The agreement contains (i) customary confidentiality obligations which are not limited by the term of the agreement, (ii) certain non-compete provisions extending during the term of the agreement and one year thereafter and (iii) certain non-solicitation provisions during the term of the agreement and for one year thereafter. Dr. Matis also agreed to assign certain intellectual property rights to Pieris.

Termination for Any Reason

Upon termination of Dr. Matis for any reason, Dr. Matis will be entitled to receive all earned but unpaid salary, any accrued vacation time, any vested benefits he may have under any employee benefit plan and any unpaid expense reimbursement accrued through the date of termination.

Termination by us Without Cause or by Executive for Good Reason

If Dr. Matis’ employment is terminated (i) by us without cause or (ii) by him for good reason, then Dr. Matis will be entitled to receive (a) an amount equal to twelve months of salary plus the target bonus amount, pro-rated based on the total number of days elapsed in the calendar year as of the termination date if, as of the date of termination, the Company and Ms. Deptula-Hicks were “on target” to achieve all applicable performance goals and (b) continuation of COBRA health insurance premiums at the Company’s then-normal rate of contribution for twelve months. In addition, outstanding equity awards held by Dr. Matis shall automatically become vested and if, applicable, exercisable, except as otherwise provided in the Matis Employment Agreement, and any forfeiture restrictions shall immediately lapse with respect to 75% of the then-unvested equity awards.

Potential Payments upon Termination or Change in Control

Chief Executive Officer

Under the Yoder Employment Agreement, if Mr. Yoder’s employment is terminated (i) by us without cause or (ii) by Mr. Yoder for good reason within 12 months following a change in control, and Mr. Yoder executes and delivers to Pieris a release of claims, then Mr. Yoder shall receive (i) the Accrued Obligations earned through the date of termination, (ii) a lump-sum payment comprised of (a) an amount equal to 12 months of his base salary at the time of his termination, and (b) the target bonus for the year in which the termination occurs, and (iii) an amount equal to his health insurance premium, paid directly or as a reimbursement to Mr. Yoder, for up to a maximum of 12 months. All unvested equity awards will immediately vest in full and become exercisable following termination and any forfeiture restrictions will immediately lapse.

For purposes of the Yoder Employment Agreement, “cause” shall mean the occurrence of any of the following events, as determined by the Board of Directors or a committee designated by the Board of Directors, in its sole discretion: (i) Mr. Yoder’s commission of any felony or any crime involving fraud, dishonesty, or moral turpitude under the laws of Germany, the United States or any state thereof; (ii) Mr. Yoder’s attempted commission of, or participation in, a fraud against Pieris; (iii) Mr. Yoder’s intentional, material violation of any contract or agreement between Mr. Yoder and Pieris or of any statutory duty owed to Pieris; (iv) Mr. Yoder’s unauthorized use or disclosure of Pieris’ confidential information or trade secrets; or (v) Mr. Yoder’s gross misconduct.

For purposes of the Yoder Employment Agreement, “good reason” means Mr. Yoder’s resignation from all positions he then holds with Pieris if (i) (a) there is a material diminution in Mr. Yoder’s duties and responsibilities with Pieris; (b) there is a material reduction of Mr. Yoder’s base salary; provided, however, that a material reduction in Mr. Yoder’s base salary pursuant to a salary reduction program affecting all or substantially all of the employees of Pieris and that does not adversely affect Mr. Yoder to a greater extent than other similarly situated employees shall not constitute good reason; or (c) Mr. Yoder is required to relocate Mr. Yoder’s primary work location to a facility or location that would increase Mr. Yoder’s one-way commute distance by more than 50 miles from Mr. Yoder’s primary work location as of immediately prior to such change, (ii) Mr. Yoder provides written notice outlining such conditions, acts or omissions to Pieris within 30 days immediately following such material change or reduction, (iii) such material change or reduction is not remedied by Pieris within 30 days following Pieris’ receipt of such written notice and (iv) Mr. Yoder’s resignation is effective not later than 30 days after the expiration of such 30 day cure period.

For purposes of the Yoder Employment Agreement, a “change in control” shall be deemed to occur (i) when any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Pieris representing 50% or more of the total voting power represented by Pieris’ then outstanding voting securities (excluding for this purpose any such voting securities held by the Pieris or its affiliates or by any employee benefit plan of Pieris) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or (ii) a merger or consolidation of Pieris whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting securities of Pieris outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) more than 50% of the total voting power represented by the voting securities of Pieris or such surviving entity or parent of such corporation, as the case may be, outstanding immediately after such merger or consolidation; or (iii) the sale or disposition by Pieris of all or substantially all of its assets in a transaction requiring stockholder approval.

Louis Matis, Chief Development Officer

If, in connection with a change of control of Pieris, Pieris terminates Dr. Matis’ employment without cause or Dr. Matis terminates his employment for good reason, he will be entitled to receive (a) an amount equal to twelve months of salary plus the target bonus amount for the year of termination and (b) continuation of COBRA health insurance premiums at the Company’s then-normal rate of contribution for twelve months. In the case of such a termination in connection with a change in control, outstanding equity awards held by Dr. Matis shall automatically become vested and if, applicable, exercisable and all forfeiture restrictions shall immediately lapse.

For purposes of the Matis Employment Agreement, “Good Reason” means the executive’s resignation from all positions he or she then holds with the Company if (i) (A) there is a material diminution in the executive’s duties and responsibilities with the Company or in job title; (B) there is a material reduction of the executive’s base salary; provided, however, that a material reduction in the executive’s base salary pursuant to a salary reduction program affecting all or substantially all of the employees of the Company and that does not adversely affect the executive to a greater extent than other similarly situated employees shall not constitute Good Reason; or (C) the executive is required to relocate the executive’s primary work location to a facility or location that would increase the executive’s one-way commute distance by more than fifty (50) miles from the executive’s primary work location as of immediately prior to such change, (ii) the executive provides written notice outlining such conditions, acts or omissions to the Company within thirty (30) days immediately following such material change or reduction, (iii) such material change or reduction is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice and (iv) the executive’s resignation is effective not later than thirty (30) days after the expiration of such thirty (30) day cure period.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes the aggregate stock and option awards held by our named executive officers as of December 31, 2016.

Name	Number of securities underlying unexercised options (#) exercisable		Number of securities underlying unexercised options (#) unexercisable		Option exercise price ($)	Option expiration date
Stephen S. Yoder	960,000	(1)	320,000	(1)	$2.00	12/17/2024
Chief Executive Officer, President	—	(2)	492,000	(2)	$1.52	02/12/2026

Darlene Deptula-Hicks
Former Chief Financial Officer	159,961		290,039	(3)	$2.80	9/1/2025

Louis A. Matis
Chief Development Officer	156,250		343,750	(4)	$3.36	8/17/2025

(1)	The option award has a grant date of December 17, 2014 and vests pursuant to the following schedule: 25% of the option vested immediately upon grant on December 17, 2014 and 75% of the option shall vest ratably over three years in equal installments on a quarterly basis beginning on the last day of the next calendar quarter after the date of grant.
(2)	The option award has a grant date of February 12, 2016 and vests pursuant to the following schedule: 25% of the option vests on the one-year anniversary of the grant date and 75% of the option shall vest ratably over three years in equal installments on a quarterly basis beginning on the last day of the next calendar quarter after the date of grant.

(3)	This option award vested with respect to 25% of the unvested shares on February 7, 2017 in connection with the separation agreement with Ms. Deptula-Hicks and the remainder ceased to vest. Ms. Deptula-Hicks is entitled to exercise these options until February 7, 2018.
(4)	The option award has a grant date of August 17, 2015 and vests pursuant to the following schedule: 25% of the option vests on the one-year anniversary of the grant date and 75% of the option shall vest ratably over three years in equal installments on a quarterly basis beginning on the last day of the next calendar quarter after the date of grant.

Director Compensation

Our director compensation program is administered by our Board with the assistance of the Compensation Committee. The Compensation Committee conducts an annual review of director compensation and makes recommendations to the Board with respect thereto. On January 11, 2015, our Board of Directors approved a director compensation policy applicable to our nonemployee directors and the policy was amended in March 2017. This policy provides for annual cash compensation of $35,000 for each non-employee member of our Board of Directors. In addition, the chairman the Board of Directors will receive additional annual compensation of $25,000; the chair of our audit committee will receive additional annual cash compensation of $15,000; the chair of our compensation committee will receive additional annual cash compensation of $10,000; and the chair of our nominating and corporate governance committee will receive additional annual cash compensation of $7,500. The policy also provides for annual cash compensation of $7,500 for each of the members of our audit committee, $5,000 for each of the members of our compensation committee and $3,750 for each of the members of our nominating and corporate governance committee.

In addition, the policy provides that each of our non-employee directors will be eligible to receive annual equity awards of 15,000 options, which amount was increased to 20,000 options for 2016, to purchase our common stock, and that upon appointment, new non-employee directors will be eligible to receive an equity award of 30,000 options to purchase our common stock. It is anticipated that all such equity awards will be granted under the Pieris Plan or any other equity compensation plan our Board of Directors and stockholders may approve and adopt in the future. The type of any such award, the amount of shares subject to the award, the vesting schedule and all other terms thereof will be subject to the discretion and approval of our Board of Directors on annual basis.

The table below summarizes all compensation earned by each of our non-employee directors for services performed during our fiscal year ended December 31, 2016. Mr. Yoder is not in the table below because he receives no separate compensation for his services as a director of our company, and all the compensation earned by Mr. Yoder during our 2016 fiscal year as an executive officer of our company is reflected in the Summary Compensation Table above.

Name	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)		Total ($)
Chau Khuong (1)	$—	$—	$61,279	(7)	$61,279
Michael Richman (2)	$—	$—	$58,779	(7)	$58,779
Steven Prelack (3)	$40,000	$—	$20,030	(7)	$60,030
Jean-Pierre Bizzari (4)	$28,750	$—	$20,030	(7)	$48,780
Julian Adams (5)	$28,750	$—	$32,441	(7)	$61,191
Christopher Kiritsy (6)	$37,500	$—	$29,849	(7)	$67,349

(1)	As of December 31, 2016, Chau Khuong held option awards for 109,258 shares at exercise prices ranging from $1.59 to $3.00.
(2)	As of December 31, 2016, Michael Richman held option awards for 135,668 shares at exercise prices ranging from $1.59 to $3.00.

(3)	As of December 31, 2016, Steven Prelack held option awards for 50,000 shares at an exercise price ranging from $1.59 to $2.00.
(4)	As of December 31, 2016, Jean-Pierre Bizzari held option awards for 50,000 shares at an exercise price ranging from $1.59to $2.80.
(5)	As of December 31, 2016, Julian Adams held option awards for 30,000 shares at an exercise price of $1.73.
(6)	As of December 31, 2016, Christopher Kiritsy held option awards for 30,000 shares at an exercise price of $1.59.
(7)	These amounts represent the aggregate grant date fair value of option awards granted to each director in fiscal year 2016 computed in accordance with FASB ASC Topic 718.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth certain information as of December 31, 2016 regarding the shares of our Common Stock available for grant or granted under stock option plans that (i) were approved by our stockholders, and (ii) were not approved by our stockholders.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	4,440,376	(1)	$1.99	3,124,687
Equity compensation plans not approved by security holders(2)(3)	1,000,000	(2)	$2.41	—
	5,440,376		—	3,124,687

(1)	All shares are to be issued pursuant to our 2014 Employee, Director and Consultant Equity Incentive Plan and our 2016 Employee, Director and Consultant Equity Incentive Plan.
(2)	Pursuant to a Stock Option Agreement with Dr. Matis, dated August 17, 2015, Dr. Matis was granted an option to purchase 500,000 shares of Common Stock at a price per share of $3.36, as an inducement material to his entering into employment with us. The grant has a term of ten years and is subject to a vesting schedule of 4 years, with 25% of the shares vesting on August 17, 2016 and 6.25% of the shares vesting each quarter thereafter, subject to his continued employment with the Company.
(3)	Pursuant to a Stock Option Agreement with Dr. Knopf, dated November 28, 2016, Dr. Knopf was granted an option to purchase 500,000 shares of Common Stock at a price per share of $1.45, as an inducement material to his entering into employment with us. The grant has a term of ten years and is subject to a vesting schedule of 4 years, with 25% of the shares vesting on November 28, 2017 and 6.25% of the shares vesting each quarter thereafter, subject to his continued employment with the Company.

REPORT OF AUDIT COMMITTEE

The Audit Committee of the Board of Directors, which consists entirely of directors who meet the independence and experience requirements of the NASDAQ Stock Market, has furnished the following report:

The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, compliance with legal and regulatory requirements and the quality of internal and external audit processes. This committee’s role and responsibilities are set forth in our charter adopted by the Board, which is available on our website at www.pieris.com. This committee reviews and reassesses our charter annually and recommends any changes to the Board for approval. The Audit Committee is responsible for overseeing our overall financial reporting process, and for the appointment, compensation, retention, and oversight of the work of Ernst & Young LLP. In fulfilling its responsibilities for the financial statements for fiscal year December 31, 2016, the Audit Committee took the following actions:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with management and Ernst & Young LLP, our independent registered public accounting firm;

•	Discussed with Ernst & Young LLP the matters required to be discussed in accordance with Auditing Standard No. 16 - Communications with Audit Committees; and

•	Received written disclosures and the letter from Ernst & Young LLP regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young LLP communications with the Audit Committee and the Audit Committee further discussed with Ernst & Young LLP their independence. The Audit Committee also considered the status of pending litigation, internal controls, taxation matters and other areas of oversight relating to the financial reporting and audit process that the committee determined appropriate.

Based on the Audit Committee’s review of the audited financial statements and discussions with management and Ernst & Young LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

Members of the Pieris Pharmaceuticals, Inc. Audit Committee

Steven Prelack, Chairman
Chau Khuong
Christopher Kiritsy

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers, and persons owning more than 10 percent of a Company’s class of equity securities registered under Section 12 of the Exchange Act to file reports on a timely basis on the initiation of their status as a reporting person and any changes with respect to their beneficial ownership of such equity securities with the SEC. Executive officers, directors and greater than 10 percent stockholders are required by SEC regulations to furnish those companies copies of all Section 16(a) forms they file.

Our records reflect all reports which were required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis, except for the following Forms 4 which were inadvertently filed late: Form 4 of Chau Khuong filed on August 1, 2016 reporting a stock option award and Form 4 of Michael Richman filed on August 1, 2016 reporting a stock option award.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Party Transactions

Pieris (Pieris Pharmaceuticals, Inc.)

Except as described below, in the fiscal years ended December 31, 2015 and December 31, 2016, there has not been, nor is there currently proposed, any transaction to which Pieris is or was a party in which the amount involved exceeds the lesser of $120,000 and 1% of the average of its total assets at year-end for the last two completed fiscal years, and in which any of our current directors, executive officers, holders of more than 5% of any class of our voting securities or any of their respective affiliates or immediate family members, had, or will have, a direct or indirect material interest.

We have entered into indemnification agreements with each of our directors and executive officers. Each of those indemnification agreements is in the form approved by our Board of Directors. Those indemnification agreements require that, under the circumstances and to the extent provided for therein, we indemnify such persons to the fullest extent permitted by applicable law against certain expenses and other amounts incurred by any such person as a result of such person being made a party to certain actions, suits and proceedings by reason of the fact that such person is or was a director, officer, employee or agent of our company, any entity that was a predecessor corporation of our company or any of our affiliates. The rights of each person who is a party to such an indemnification agreement are in addition to any other rights such person may have under applicable Nevada law, our Amended and Restated Articles of Incorporation, our Amended and Restated Bylaws, any other agreement, a vote of our stockholders, a resolution adopted by our Board of Directors or otherwise.

In July 2015, we issued and sold an aggregate of 10,302,736 shares of common stock at a price per share of $2.75 pursuant to a registration statement on Form S-1, for an aggregate purchase price of approximately $28.3 million. As part of the offering, OPI III and Associates III collectively purchased 500,000 shares of our common stock at the offering price of $2.75 per share.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to the written charter of our audit committee, the audit committee is responsible for reviewing and approving all transactions both in which (i) we are a participant and (ii) any parties related to us, including our executive officers, our directors, beneficial owners of more than 5% of our securities, immediate family members of the foregoing persons and any other persons whom our Board of Directors determines may be considered related parties under Item 404 of Regulation S-K, has or will have a direct or indirect material interest. All the transactions described in this section occurred prior to the adoption of the audit committee charter.

Director Independence

In connection with the closing of the Acquisition, our Board of Directors undertook a review of the composition of our Board of Directors and independence of each director. Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our Board of Directors has determined that Chau Khuong, Jean-Pierre Bizzari, Michael Richman, Julian Adams, Christopher Kiritsy and Steven Prelack would qualify as “independent” as that term is defined by NASDAQ Listing Rule 5605(a)(2). Stephen S. Yoder would not qualify as “independent” under applicable NASDAQ Listing Rules applicable to the Board of Directors generally or to separately designated board committees because he currently serves as our Chief Executive Officer. In making such determinations, our Board of Directors considered the relationships that each of our non-employee directors has with our company and all other facts and circumstances deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director.

Subject to some exceptions, NASDAQ Listing Rule 5605(a)(2) provides that a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that a director cannot be an “independent director” if (a) the director is, or in the past three years has been, an employee of ours; (b) a member of the director’s immediate family is, or in the past three years has been, an executive officer of ours; (c) the director or a member of the director’s immediate family has received more than $120,000 per year in direct compensation from us within the preceding three years, other than for service as a director or benefits under a tax-qualified retirement plan or non-discretionary compensation (or, for a family member, as a non-executive employee); (d) the director or a member of the director’s immediate family is a current partner of our independent public accounting firm, or has worked for such firm in any capacity on our audit at any time during the past three years; (e) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where one of our executive officers serves on the compensation committee; or (f) the director or a member of the director’s immediate family is an executive officer, partner or controlling stockholder of a company that makes payments to, or receives payments from, us in an amount which, in any twelve-month period during our past three fiscal years, exceeds the greater of 5% of the recipient’s consolidated gross revenues for that year or $200,000 (except for payments arising solely from investments in our securities or payments under non-discretionary charitable contribution matching programs). Additionally, in order to be considered an independent member of an audit committee under Rule 10A-3 of the Exchange Act, a member of an audit committee may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other committee of the Board of Directors, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the applicable company or any of its subsidiaries or otherwise be an affiliated person of the applicable company or any of its subsidiaries.

ELECTION OF DIRECTORS

(Notice Item 1)

On May 8, 2017 the Board of Directors nominated Stephen S. Yoder and Michael Richman for election at the annual meeting. The Board of Directors currently consists of seven members, classified into three classes as follows: Dr. Jean-Pierre Bizzari, Julian Adams and Christopher Kiritsy constitute a class with a term ending in 2018; Chau Khuong and Steven Prelack constitute a class with a term ending in 2019; Stephen S. Yoder and Michael Richman constitute a class with a term that expires at the upcoming annual meeting. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those directors whose terms are expiring.

The Board of Directors has voted to nominate Stephen S. Yoder and Michael Richman for election at the annual meeting for a term of three years to serve until the 2020 annual meeting of stockholders, and until their respective successors are duly elected and qualified. The Class I directors (Dr. Jean-Pierre Bizzari, Julian Adam and Christopher Kiritsy) and the Class II directors (Chau Khuong and Steven Prelack) will serve until the annual meeting of stockholders to be held in 2018 and 2019, respectively, and until their respective successors have been duly elected and qualified.

Unless authority to vote for this nominee is withheld, the shares represented by the enclosed proxy will be voted FOR the election as director of Stephen S. Yoder and Michael Richman. In the event that either nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board of Directors may recommend in such nominee’s place. We have no reason to believe that either nominee will be unable or unwilling to serve as a director.

Each director nominee must be elected by an affirmative vote of a plurality of shares cast at the annual meeting and entitled to vote on the election of directors. Votes withheld and broker non-votes will not be treated as votes cast and, therefore, will not affect the outcome of the elections.

THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF STEPHEN S. YODER AND MICHAEL RICHMAN AS A DIRECTORS, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR THEREOF UNLESS A STOCKHOLDER HAS INDICATED OTHERWISE ON THE PROXY.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(Notice Item 2)

The Audit Committee has appointed Ernst & Young LLP, or EY LLP, as our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2017. The Board proposes that the stockholders ratify this appointment. EY LLP audited our financial statements for the fiscal year ended December 31, 2016. We expect that representatives of EY LLP will be present at the annual meeting, will be able to make a statement if they so desire, and will be available to respond to appropriate questions.

In deciding to appoint EY LLP, the Audit Committee reviewed auditor independence issues and existing commercial relationships with EY LLP and concluded that EY LLP has no commercial relationship with the Company that would impair its independence for the fiscal year ending December 31, 2017. The following table presents fees for professional audit services rendered by EY LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2016 and by Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft, or EY GmbH, for the audit of the Company’s annual financial statements for the years December 31, 2015, and fees billed for other services rendered by EY LLP or EY GmbH, as applicable, during those periods.

	2016	2015
Audit fees:(1)	$720,624	$396,873
Audit related fees:	—	5,104
Tax fees:	—	—
All other fees:	—	—
Total	$720,624	$401,977

(1)	Audit fees consisted of audit work performed on the annual financial statements, review of quarterly financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as the provision of consents in connection with the filing of registration statements, Current Reports on Form 8-K and related amendments and statutory audits.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.

Prior to engagement of an independent registered public accounting firm for the next year’s audit, management will submit an aggregate of services expected to be rendered during that year for each of four categories of services to the Audit Committee for approval.

1. Audit services include audit work performed on the annual financial statements, as well as work that generally only an independent registered public accounting firm can reasonably be expected to provide, including comfort letters, statutory audits, and attest services and consultation regarding financial accounting and/or reporting standards.

2. Audit-Related services are for assurance and related services that are traditionally performed by an independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

3. Tax services include all services performed by an independent registered public accounting firm’s tax personnel except those services specifically related to the audit of the financial statements, and includes fees in the areas of tax compliance, tax planning, and tax advice.

4. Other Fees are those associated with services not captured in the other categories. The Company generally does not request such services from our independent registered public accounting firm.

Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires our independent registered public accounting firm and management to report actual fees versus the budget at year end by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires pre-approval before engaging our independent registered public accounting firm.

The Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

In the event the stockholders do not ratify the appointment of EY LLP as our independent registered public accounting firm, the Audit Committee will reconsider its appointment.

The affirmative vote of a majority of the shares cast affirmatively or negatively at the annual meeting is required to ratify the appointment of the independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO RATIFY THE APPOINTMENT OF EY LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH RATIFICATION UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY.

CODE OF CONDUCT AND ETHICS

We have adopted a Code of Ethics and Whistler Blower Policy that applies to all our employees, including our chief executive officer and acting chief financial and accounting officer. The code of conduct and ethics is posted on our website at www.pieris.com and will be made available to stockholders without charge, upon request, in writing to the Corporate Secretary at Pieris Pharmaceuticals, Inc., 255 State Street, 9th Floor, Boston, Massachusetts 02109. Disclosure regarding any amendments to, or waivers from, provisions of the code of conduct and ethics that apply to our directors, principal executive and financial officers will be included in a Current Report on Form 8-K within four business days following the date of the amendment or waiver, unless website posting or the issuance of a press release of such amendments or waivers is then permitted by the rules of The NASDAQ Stock Market.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented to the annual meeting. If any other business is properly brought before the annual meeting, proxies will be voted in accordance with the judgment of the persons named therein.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR DIRECTOR

To be considered for inclusion in the proxy statement relating to our 2018 annual meeting of stockholders, we must receive stockholder proposals by January 20, 2018. To be considered for presentation at the 2018 annual meeting, although not included in the proxy statement, proposals (including director nominations that are not requested to be included in our proxy statement) must be received no earlier than March 1, 2018 and no later than April 1, 2018. However, if the date of the annual meeting is more than 30 days earlier or more than 30 days later than such anniversary date, notice must be received no earlier than 120 days and not later than (i) 90 days prior to such annual meeting or (ii) ten calendar days following the date on which public disclosure of the date of the meeting is first made. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals to be included in the proxy statement. Proposals that are not received in a timely manner will not be voted on at the 2018 annual meeting of stockholders. If a proposal is received on time, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. Stockholders are advised to review our Amended and Restated Bylaws which also specify requirements as to the form and content of a stockholder’s notice. All stockholder proposals should be marked for the attention of Corporate Secretary, Pieris Pharmaceuticals, Inc., 255 State Street, 9th Floor, Boston, Massachusetts 02109.

Boston, Massachusetts

May 16, 2017

PIERIS PHARMACEUTICALS INC 255 STATE STREET, 9th FLOOR BOSTON, MASSACHUSETTS 02109	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors	☐	☐	☐

Nominees

01	Stephen S. Yoder	02 Michael Richman

The Board of Directors recommends you vote FOR the following proposal:							For	Against	Abstain
2	Ratify the appointment of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending December 31, 2017.						☐	☐	☐
NOTE: The Company will transact any other business that may properly be presented before the annual meeting or at any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com

PIERIS PHARMACEUTICALS INC

Annual Meeting of Stockholders

June 30, 2017 9:00 AM

This proxy is solicited by the Board of Directors

The undersigned, revoking any previous proxies relating to these shares, hereby appoints Stephen S. Yoder and Lance Thibault, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Pieris Pharmaceuticals, Inc. registered in the name provided in this Proxy which the undersigned is entitled to vote at the 2017 Annual Meeting of Stockholders, to be held at 9:00 am on Tuesday, June 30, 2017 at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. at 666 Third Avenue, New York, NY 10017, 32nd Floor, and at any adjournments of the meeting, with all the powers the undersigned would have if personally present at the meeting. Without limiting the general authorization given by this Proxy, the proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL 2. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING, THE PERSONS NAMED IN THIS PROXY WILL VOTE IN THEIR DISCRETION. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side